Exhibit 10.5

EXECUTIVE SEVERANCE AGREEMENT

November 30, 2007

Mr. Garrett E. Pierce
43468 Castle Harbour Terrace
Leesburg, Virginia 20176

Dear Garrett:

On August 9, 2000, you and Orbital Sciences Corporation and its subsidiaries (together, the “Company”) entered into an executive employment agreement (the “Original Severance Agreement”) that outlined your rights and the Company’s obligations regarding severance in the event your employment is terminated in a situation that was not related to a change in control. On July 19, 2002, you and the Company entered into a Supplemental Employment Agreement that set forth certain compensation terms.

This letter agreement (the “Agreement”) amends and restates your Original Severance Agreement to, among other things, consolidate provisions of the July 19, 2002 agreement, to the extent still applicable. This Agreement sets forth the severance benefits that the Company agrees will be provided to you in the event your employment with the Company terminates under the circumstances described below. This Agreement is not an employment contract nor does it alter your status as an at-will employee of the Company.

1.                                      Term. The Agreement commenced as of August 9, 2000, and shall remain in effect so long as you are employed as an executive officer of the Company.

2.                                      Title. Your title shall be Vice Chairman and Chief Financial Officer, reporting to the Chief Executive Officer.

3.                                      Relationship to Executive Employment Change in Control Agreement. This Agreement shall govern the severance benefits you shall receive from the Company in the event your employment is terminated, except in the event your employment is terminated in anticipation of or within two years following a “Change in Control” as that term is defined in your Executive Change in Control Severance Agreement, in which case your Executive Change in Control Severance Agreement shall govern.

4.                                      Termination. You shall be entitled to the benefits provided in Section 5 of this Agreement if your employment is terminated by the Company for Disability or Cause, as described below, or by the Company for any reasons other than Cause or Disability, or by you for Good Reason, as described below.

(i)                                     Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with the Company on a full-time basis for nine (9) consecutive months, and within 30 days after written notice of termination is given you shall not have returned to the full-time performance of your duties, the Company may terminate your employment for “Disability.”

(ii)                                  Cause. Termination by the Company of your employment for “Cause” shall mean termination on (A) the willful gross neglect of your duties with the Company as such duties are determined by the Board or the executive officers to whom you report (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have substantially neglected your duties, or (B) the willful engaging by you in gross misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clause (A) or (B) of the first sentence of this Subsection and specifying the particulars thereof in detail.

(iii)                               Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(A)                               without your written consent, the assignment to you of any position (including status, offices, titles and reporting requirements), authorities, duties and responsibilities, that are a material adverse change from the most significant of those held or exercised by you or assigned to you at any time during the previous 180-day period, or any other action by the Company that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by you;

(B)                               a failure to nominate, or renominate you to a position on the Board of Directors of the Company;

(C)                               a material reduction by the Company in your annual base salary (“Annual Base Salary”), which for the purposes of this Agreement shall mean an amount at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to you by the Company in respect of the previous 12-month period;

(D)                               the Company’s requiring you to be based anywhere other than the office of the Company in which you are based in the previous 180-day period or any office or location within a 50 mile radius of such office, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations within the previous 180-day period;

(E)                                a material adverse change in the value of any material compensation plan or plans in which you participate, or to provide you with plans substantially similar, including but not limited to any stock purchase plan, stock option plan, stock incentive plan, incentive compensation, bonus, and other plan in which you were participating in the previous 180-day period, or the failure by the Company to continue your participation therein;

(F)                                 a material adverse change in the benefits enjoyed by you under any of the Company’s retirement, pension, 401(k), deferred compensation, life insurance, medical, health, accident, disability or other material benefit plans in which you were participating in the previous 180-day period, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits enjoyed by you in the previous 180-day period, or a material reduction in the number of paid vacation days to which you are entitled in accordance with the Company’s normal vacation policy in effect in the previous 180-day period;

(G)                               the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof.

In order to constitute Good Reason, you must provide notice to the Company of the existence of the condition within ninety (90) days of the initial existence and the Company must fail to remedy the condition within thirty (30) days of such notice.

(iv)                              Notice of Termination. Any termination by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7 hereof, and if by the Company for Cause, shall not be effective unless such notice includes the information set forth in Section 4(ii) hereof.

(v)                                 Date of Termination, etc. “Date of Termination” shall mean (A) if your employment is terminated by reason of death or Disability, the date of your death or 30 days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30 day period), as the case may be, (B) if your employment is terminated by the Company for Cause, immediately upon delivery of the notice of Termination that complies with the requirements of Section 4(ii), (C) if your employment is terminated by the Company for any other reason, the date specified in the Notice of Termination which shall not be less than 30 days from the date such Notice of Termination is given, and (D) if you terminate your employment for “Good Reason,” the date such Notice of Termination is given or any later date specified therein.

5.                                      Benefits Upon Termination or During Disability.

(i)                                     During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, and in the event your employment is terminated pursuant to Section 4(i) hereof, your benefits shall be determined in accordance with the Company’s insurance and benefit programs then in effect. Your equity grants shall continue to vest as scheduled for a 24-month period following your termination, and your stock options shall remain exercisable for the rest of the originally scheduled term.

(ii)                                  If your employment shall be terminated for Cause or by you without Good Reason, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, as well as any accrued but unpaid amounts. You shall have 60 days to exercise your vested options and your unvested equity grants shall be forfeited. The Company shall have no further obligations to you under this Agreement.

(iii)                               If your employment shall be terminated (a) by the Company for any reason other than for Cause or Disability or (b) by you for Good Reason, then you shall be entitled to all the benefits provided below:

(A)                               The Company shall pay you on the Date of Termination your full base salary and accrued leave through the Date of Termination at the rate in effect at the time Notice of Termination is given.

(B)                               In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay to you, not later than 15 days following the Date of Termination, a lump sum payment equal to two times the sum of (i) your Annual Base Salary and (ii) the higher of (x) the sum of any incentive, annual and other cash bonuses, paid or payable to you for the 12-month period immediately preceding the month of your termination or (y) the target bonus for the year of termination, based on 80% of your Annual Base Salary.

(C)                               The Company shall also pay to you all reasonable legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement) upon presentation to the Company of a reasonably detailed invoice for such expenses, whether or not you have already made payment for such expenses.

(D)                               For a 24-month period after such termination, the Company shall arrange to provide you with life, disability, accident and health insurance benefits substantially similar to those you were receiving immediately prior to the Notice of Termination, provided, however, that should the Company be unable to provide for any such benefits under the terms of the benefit plans, or by law, the Company shall pay you an amount equal to the premiums the Company would have paid for such benefits under such plans. The coverage period for purposes of the group health continuation requirements of Section 4980B of the Internal Revenue Code (the “Code”) shall commence at Termination of Employment.

(E)                                Your outstanding equity grants shall continue to vest as scheduled for a 24-month period following your termination and all vested stock options shall remain exercisable for the rest of their originally scheduled terms.

(F)                                 You shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.

(G)                               In addition to all other amounts payable to you under this Section 5, you shall be entitled to receive all benefits payable to you under any of the Company’s plans or agreements relating to retirement benefits.

(iv)                              Anything in this Agreement to the contrary notwithstanding, if (A) on the Date of Termination of Employment with the Company or a subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code), (B) if you are determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations Section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code, as a result of such termination, you would receive any payment that, absent the application of this section, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) six months after your Date of Termination, (2) your death or (3) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).

It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving you the economic benefits described herein in a manner that does not result in such tax being imposed.

(v)                                 All payments required to be made by the Company hereunder to you shall be subject to the withholding of such amounts relating to Federal, state, local or foreign taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation.

6.                                      Successors; Binding Agreement.

(i)                                     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all its business and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement no later than ten days prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled under section 5(iii), except that for purposes of implementing the foregoing, a date ten days prior to the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “the Company” shall mean the Company, as hereinbefore defined and any successor to its business and/or assets that assumes and agrees to perform this Agreement by executing and delivering the agreement provided for in this paragraph 6, by operation of law, or otherwise.

(ii)                                  This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

7.                                      Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered mail, return receipt requested, postage prepaid, addressed (i) if to the Company, to Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attn: Secretary of the Company, and (ii) if to you, to the address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8.                                      Miscellaneous.

(i)                                     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time or any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, and this Agreement supersedes all prior agreements between the Company and you with respect to the subject matter herein. The validity, interpretation, construction and performance of this Agreement shall be governed by the local laws of the Commonwealth of Virginia (regardless of the laws that might otherwise govern under principles of conflicts of law).

(ii)                                  To the extent any presently existing or future equity grant agreement contains vesting or expiration terms inconsistent with this Agreement, this Agreement shall govern.

9.                                      Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.                               Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Washington, D.C. in accordance with the domestic rules of the American Arbitration Association then in effect. Pending the resolution of such dispute or controversy, the Company will continue to pay you your full base salary in effect when the notice giving rise to the dispute was given and you will continue as a participant in all incentive compensation, stock option, retirement, deferred compensation, pension, life, disability, health and accident plans in which you were participating when the notice giving rise to dispute was given, unless you have already received all benefits payable under Section 5(iii) of this Agreement. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

11.                               Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such provisions had not been included.

12.                               Termination of Supplemental Employment Agreement. The parties hereto agree that the July 19, 2002 Supplemental Employment Agreement is terminated and no longer in effect.

If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign and return the Agreement to the Company.

Sincerely,

ORBITAL SCIENCES CORPORATION

/s/ David W. Thompson
By:	David W. Thompson
Chairman and Chief Executive Officer

Agreed to:

/s/ Garrett E. Pierce
Name: Garrett E. Pierce